Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beckman Coulter, Inc. Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-72081) on Form S-8 of Beckman Coulter, Inc. of our report dated June 25, 2007, with respect to the statement of net assets available for benefits of the Beckman Coulter, Inc. Savings Plan as of December 31, 2006, which report appears in the December 31, 2007, annual report on Form 11-K of the Beckman Coulter, Inc. Savings Plan.

/s/ KPMG LLP

Costa Mesa, California

June 30, 2008